Exhibit 8.1

December 14, 2016

Landwirtschaftliche Rentenbank,
Hochstraße 2,
60313 Frankfurt am Main,
Germany.

Ladies and Gentlemen:

We have acted as United States special tax counsel to Landwirtschaftliche Rentenbank (“Rentenbank”) in connection with the filing of a registration statement (the “Registration Statement”) under Schedule B of the Securities Act of 1933 and hereby confirm to you that our opinion is as set forth under the caption “United States Taxation” in the prospectus included in the Registration Statement, subject to the limitations contained therein.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and the reference to us under the heading “United States Taxation”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ Sullivan & Cromwell LLP